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                                                                   Exhibit 11(a)

                            Blue Wave Systems Inc.

                  Computation of Per Share Net Income (Loss)
                   (in thousands, except per share amounts)

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
                                                                                                    Three Months Ended
                                                                                                       September 30,
                                                                                                       2000      1999
                                                                                                       ----      ----
Basic Net Income (Loss) Per Share:
      Net income (loss) applicable to common stock                                                   $  (495)  $    272
                                                                                                     =======   ========

      Weighted average shares outstanding                                                             15,707     13,639

Basic net income (loss) per share                                                                    $ (0.03)  $   0.02
                                                                                                     =======   ========


Diluted Net Income (Loss) Per Share:
      Weighted average shares outstanding                                                             15,707     13,639

      Effect of common stock equivalents:
                Options granted and warrants issued                                                      N/A      1,148
                Weighted average exercised options outstanding for portion of period,
                      net of equivalent shares purchased at average fair market value                    N/A          1
                Effect of using option and warrant proceeds to repurchase common
                      stock at average fair market value                                                 N/A       (735)
                                                                                                     -------   --------
                                  Other dilutive securities                                                -        414
                                                                                                     -------   --------
      Weighted average diluted shares outstanding                                                     15,707     14,053
                                                                                                     -------   --------

 Diluted net income (loss) per share                                                                 $ (0.03)  $   0.02
                                                                                                     =======   ========
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